Exhibit 99.1

Company Contact:	The Investor Relations Company:
Paul A. Brown, M.D., Chairman	Brien Gately
(561) 478-8770, Ext. 123	(847) 296-4200

HearUSA REPORTS THIRD QUARTER AND NINE MONTH REVENUES

West Palm Beach, Fla., October 6, 2005 –HearUSA, Inc. (AMEX: EAR) today announced that revenues in the third quarter increased approximately 12% to $19.6 million from $17.5 million for the comparable period last year. Revenues for nine months increased approximately 13% to $57.6 million from $50.8 for the comparable period last year. For September, the final month of the third quarter, revenues increased approximately 11% to $8.0 million compared to $7.2 million for September of last year.

About HearUSA

HearUSA provides hearing care to patients whose health insurance and managed-care organizations have contracted with the company for such care and to retail self-pay patients. Company-owned centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan and Missouri and the province of Ontario, Canada. In addition, the company has a network of approximately 1,400 affiliated audiologists in 49 states. For further information, click on “investor information” at HearUSA’s website, www.hearusa.com.

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